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                                                                      EXHIBIT 23

KPMG LLP
P.O. Box 7108
401 N. 31st Street
Billings, MT 59103

                         Independent Auditors' Consent

The Board of Directors and Stockholders
Stillwater Mining Company:

We consent to incorporation by reference in the registration statement (No. 333-76314) on Form S-8 of Stillwater Mining Company of our report dated April 11, 2003, relating to the statements of net assets available for benefits of the Stillwater Mining Company Bargaining Unit 401(k) Plan and Trust as of December 31, 2002 and 2001 and the related statement of changes in net assets available for benefits for the year ended December 31, 2002, the supplemental schedule of assets (held at end of year) as of December 31, 2002 and the supplemental schedule of nonexempt transactions for the year ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 11-K of the Stillwater Mining Company Bargaining Unit 401(k) Plan and Trust.

                                  /s/ KPMG LLP

Billings, Montana
June 27, 2003